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                                                                   EXHIBIT 10.98


April 30, 2002



Dear Ed:

This letter confirms our agreement around the changes in your employment with Sun Microsystems, Inc. For ease of reference, this letter will be referred to here and in other documents as the "Transition Agreement."

1. Beginning January 16, 2003, you will move to part time status with a corresponding reduction in your salary to fifty percent of your current base salary. You will continue to provide services to Sun such as participating in Sun's Leadership Institute, leading or participating in Sun customer visits, consulting to internal Sun organizations, and other assignments as deemed necessary and appropriate by Sun's Chairman and CEO. You will nominally report to Sun's Chairman and CEO, but as a practical matter your liaison for administrative issues such as work balance and recording, travel expense reports, etc, will be Crawford Beveridge.

2. Beginning January 16, 2003, all stock option vesting will cease and the unvested portion of your Sun options will be canceled. This is a change from your current stock option agreements. This will not have an impact on the unexercised portion of your vested options.

3. You hereby waive participation in Sun's FY03 Officer and Director Bonus Plan, Executive Committee.

4. For the period from January 16, 2003 through September 30, 2003 you will continue to receive coverage under Sun's flexible benefits policies.

5. On September 30, 2003, you will retire from Sun and will be eligible for the benefits outlined in the attached document, "When you Retire from Sun." As we've discussed you will use all accrued vacation prior to January 16, 2003, and any vacation payout upon your retirement will only be for vacation accrued from January 16, 2003 through September 30, 2003.

6. You will be subject to the Employee Proprietary Information Agreement you signed at hire, as well as the policies applicable to employees generally, including Sun's Standards of Business Conduct. Both the Employee Proprietary Information Agreement and the Standards of Business Conduct prohibit employees from engaging in other employment which constitutes a conflict of interest with their employment at the Company. To avoid such a conflict, in the event you desire to work elsewhere in any capacity prior to your termination date, whether as an employee, contractor or consultant, you must notify me and obtain my written consent in advance of commencement of any such work. Any such outside work, if approved, can be for no more than half-time status. Should you commence such outside work without advance disclosure and my consent, or if you perform such outside work on more than half-time status, you will be considered as having voluntarily terminated your


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    employment effective on the date such work commences. In such case this agreement will be null and void as of such date and Sun will have no obligation to provide or allow the things mentioned in this agreement. Upon termination you will have 90 days to exercise any vested options.

7. To receive the benefits stated in this Transition Agreement, please confirm your receipt of this document by signing below, and by signing and returning the attached Release and Waiver within 45 days.

Do not hesitate to contact me with any questions.

Sincerely,


/s/ Crawford Beveridge
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Crawford Beveridge
Executive Vice President and Chief Human Resources Officer

I agree with the above terms:

/s/ Edward Zander                                  May 8, 2002
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Edward Zander                                      Date